Exhibit 99.1

BioRestorative Therapies Announces $1.085 Million Registered Direct Offering Priced Above Market

MELVILLE, N.Y., October 6, 2025 — BioRestorative Therapies, Inc. (“BioRestorative”, “BRTX” or the “Company”) (NASDAQ: BRTX), a clinical stage company focused on stem cell-based therapies, today announced it has entered into definitive agreements with several accredited and/or institutional investors for the sale of 678,125 shares of the Company’s common stock at an offering price of $1.60 per share in a registered direct offering. The Company’s stock closed at $1.50 per share on October 3, 2025. In a concurrent private placement offering, the Company also agreed to issue to the investors in the registered direct offering unregistered warrants to purchase up to an aggregate of 508,594 shares of the Company’s common stock (the “Unregistered Warrants”), representing 75% warrant coverage. The Unregistered Warrants will have an exercise price of $2.75 per share and will be exercisable commencing six months from the date of issuance until the five year anniversary of the date of issuance. The gross proceeds of the offering will be $1.085 million, before deducting placement agent fees and other estimated offering expenses. The closing of the offering is expected to take place on or about October 8, 2025.

The Company intends to use the net proceeds of the offering in connection with its clinical trials with respect to its lead cell therapy candidate, BRTX-100, pre-clinical research and development with respect to its metabolic ThermoStem® Program, the development of its commercial biocosmeceuticals platform and for general corporate purposes and working capital.

“We appreciate the support of this high-conviction group of existing and new healthcare specialist investors, anchored by our largest institutional shareholder,” said Lance Alstodt, Chief Executive Officer of BioRestorative. “Members of our executive team also participated. With this investment, together with our existing cash, we believe that we are well-positioned to continue executing on our strategic goals.”

Alere Financial Partners (a division of Cova Capital Partners, LLC) acted as the exclusive placement agent for the offering.

The shares in the offering are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-269631) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 14, 2023. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering, which will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus may also be obtained, when available, from Cova Capital Partners, LLC, 6851 Jericho Turnpike, Suite 205, Syosset, New York 11791, or by telephone at (866) 772-8081.

The Unregistered Warrants are being offered in the concurrent private placement offering pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided for in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioRestorative Therapies, Inc.

BioRestorative (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. As described below, our two core clinical development programs relate to the treatment of disc/spine disease and metabolic disorders, and we also operate a commercial BioCosmeceutical platform:

● Disc/Spine Program (brtxDISC™): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease. We have also obtained U.S. Food and Drug Administration (“FDA”) Investigational New Drug (“IND”) clearance to evaluate BRTX-100 in the treatment of chronic cervical discogenic pain.

● Metabolic Program (ThermoStem®): We are developing cell-based therapy candidates to target obesity and metabolic disorders using brown adipose (fat) derived stem cells (“BADSC”) to generate brown adipose tissue (“BAT”), as well as exosomes secreted by BADSC. BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes. BADSC secreted exosomes may also impact weight loss.

● BioCosmeceuticals: We operate a commercial BioCosmeceutical platform. Our current commercial product, formulated and manufactured using our cGMP ISO-7 certified clean room, is a cell-based secretome containing exosomes, proteins and growth factors. This proprietary biologic serum has been specifically engineered by us to reduce the appearance of fine lines and wrinkles and bring forth other areas of cosmetic effectiveness. Moving forward, we also intend to explore the potential of expanding our commercial offering to include a broader family of cell-based biologic aesthetic products and therapeutics via IND-enabling studies, with the aim of pioneering FDA approvals in the emerging BioCosmeceuticals space.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company’s latest Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@biorestorative.com